Exhibit 10.22

[NESS SYMBOL]

Summary of Meeting dated May 3, 2001

Present: Tuvia Feldman, Raviv Zoller

1.                            It was agreed to appoint Tuvia, as of today, as the COO of Ness Technologies Inc. (“Ness”). The definition of the job, the spheres of responsibility and authority are as stated in the attached appendix.

2.                            It was agreed that the salary terms of Tuvia as they are at present (excluding the issue of bonuses) shall remain unchanged. The bonus in the amount of 125,000 dollars, which was paid for performance in 2000, shall be the final bonus for the year 2000.

3.                           For the year 2001 onwards, Tuvia shall be entitled to an annual bonus in the amount of 90% of the annual bonus of the CEO - Raviv. As of the date of signing this agreement, the minimum bonus of the CEO is 75,000 dollars and the maximum bonus is 150,000 dollars. The maximum bonus will be paid if the target operating profit is reached in full in accordance with the company’s budget, and in the absence of a target, it shall be paid at the discretion of the chairman of the board of directors. Tivia shall be entitled to receive prepayments on account of the bonus in an amount of 1/8 of  a monthly salary, which shall be deemed a minimum bonus which shall not be returned to Ness in any circumstances.

4.                            Tuvia shall be included in the new round of additional option issues immediately after receiving the approval of the board of directors for the issue.

5.                            Tuvia shall receive a loan in an amount of 125,000 dollars. The loan will become a grant and the tax on it shall be grossed up and paid by Ness in the following cases: if Tuvia continues to work at the company for two years from April 17, 2001; dismissal; resignation that grants entitlement to severance pay; a change of control of Ness; replacement of the CEO; sale of the activity or assets on a cumulative scale of more than 25% of the activity or assets at the end of the year 2000; an issue to the public; a merger with another company; winding up; receivership; bankruptcy; termination of the employment of Tuvia by force majeure (including death, disability, etc.). If Tuvia terminates his employment before the end of two years for other reasons, the whole amount of the loan shall be returned together with linkage differentials to the index and annual interest of 4%.

6.                           It is agreed that clauses 5, 6, 8 between Tuvia and Ness dated August 27, 2000, shall hereby be cancelled.

/s/ Raviv Zoller	/s/ Tuvia Feldman
Raviv Zoller	Tuvia Feldman
On behalf of the company

NESS TECHNOLOGIES INC.

Ness Tower, Atidim, Bldg. 4, POB 58152 Tel-Aviv, 61581 Israel

Tel. ++972-3-7666800     Fax: ++ 972-3-7666809

www.ness.com